Contact:	Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979 Roger A. Young Vice President Investor and Media Relations 410-716-3979

FOR IMMEDIATE RELEASE: Thursday, July 20, 2006

Subject:     Black & Decker Increases Share Repurchase Authorization by Eight Million Shares; Purchases 4.1
                  Million Shares Year-to-Date; Declares Regular Quarterly Cash Dividend

Towson, MD – The Black & Decker Corporation (NYSE: BDK) announced that its Board of Directors increased the Corporation’s authorization under its stock repurchase program by 8.0 million shares, representing more than 10% of the shares outstanding. The Corporation repurchased approximately 2.3 million shares in the second quarter and 4.1 million shares year-to-date, fully utilizing its previous authorization. In addition, its Board of Directors declared a quarterly cash dividend of $0.38 per share of the Corporation’s outstanding common stock payable September 29, 2006, to stockholders of record at the close of business on September 15, 2006.

        Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “Black & Decker has generated record free cash flow in each of the last three years and used that cash wisely to enhance shareholder value. Since the beginning of 2003, we have invested over $1.2 billion in bolt-on acquisitions, including Baldwin Hardware and Weiser Lock, the Porter-Cable/Delta industrial power tool business, and Vector Products, Inc. During this period, we also invested over $900 million to repurchase nearly 16% of our common stock and more than tripled our quarterly dividend. The Board’s decision today to increase the share repurchase authorization reflects our confidence in the Corporation’s ability to deliver excellent cash flow. We will remain disciplined stewards of capital, balancing acquisitions, share repurchases and dividends to best serve our shareholders.”

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        This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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